GARDNER LEWIS ASSET MANAGEMENT

                  AMENDED AND RESTATED ADVISER'S CODE OF ETHICS

                                DATED MAY 1, 2008

As an investment adviser, Gardner Lewis Asset Management (the "Firm") has a fiduciary duty to the Clients of the Firm. To ensure that the Firm is able to meet its responsibility to its Clients, the Firm has adopted a Code of Ethics to guide employee conduct. In order for the firm to meet its fiduciary duties, employees must:

      1.    Place the interests of Clients first;
      2.    Avoid taking inappropriate advantage of their position;
      3. Conduct all personal investment activities consistent with this Code;
      4. Understand and comply with the requirements of federal and state laws and regulations.

These general principals govern all conduct, whether or not the conduct also is covered by more specific standards and procedures described in this Code. The Code is designed to meet certain requirements under Rules 17j-1 and 204A-1 and does not purport to comprehensively cover all types of conduct or activities which may be prohibited or regulated by laws and regulations applicable to the Firm and its employees.

In addition to compliance with this Code, employees must comply with the policies and procedures that have been adopted by the Firm.

This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by Access Persons(1) of the Adviser reflect the high standards set by the firm as outlined in the general principals below and comply with the requirements of federal securities laws.

I.    STANDARDS OF BUSINESS CONDUCT

A.    PLACE THE INTEREST OF THE CLIENTS FIRST

i. As a fiduciary, you must avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client.

--------------------
(1) "ACCESS PERSON" means (i) any director, trustee or officer of the Firm; (ii) any employee of the Firm or an Associated Person of the Firm who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (iii) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of Covered Securities by a Client.

This fiduciary duty requires us to uphold our affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of our clients. Compliance with this duty can be achieved by attempting to avoid conflicts of interest or potential conflicts of interest and then by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

In order to meet this standard, Supervised Persons (which as defined below includes all Gardner Lewis employees) are prohibited from:

      1. Failing to make a timely recommendation of a suitable security purchase or sale to a Client in order to avoid an actual or apparent conflict with a personal transaction in a security.

      2. Using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

      3. Negotiating or making decisions regarding the Firm's business with any companies in which the Supervised Person has an investment or other personal interest without first seeking approval from the Compliance Department.

      4. Acquiring, directly or indirectly, any Beneficial Interest in any Initial Public Offering or Limited Offering(2) with respect to any security without first prior approval from the Chief Compliance Officer ("CCO"). Persons seeking such approval must provide details regarding the transaction and certify that the investment opportunity did not arise by virtue of the person's activities on behalf of any Client. Such requests must be submitted on the form designed for the request to participate in an Initial Public Offering or a Limited Offering.

All employees are required to disclose any situations once they become aware of any personal interest that is or might be in conflict with the interest of a client to the Compliance Department for appropriate consideration and obtain written approval from the Compliance Department before taking action.

Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates to the appropriate Portfolio Manager. If the Portfolio Manager deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer. Any situation that could have potentially been a conflict of interest is reviewed on a trade by trade basis.

II.   OUTSIDE BUSINESS ACTIVITY

All Supervised Persons are required to promptly notify the CCO in writing of all outside business activity resulting in or potentially resulting in additional compensation arrangements, including monetary or other benefits that are or have the potential to be a conflict of interest.

--------------------
(2) "LIMITED OFFERING" means an offering such as a private placement or limited partnership that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

III.  SERVICE ON BOARDS

Investment Personnel shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval by the Compliance Officer. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

B.    AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION

The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Firm directly, or on behalf of a Client could call into question the independence of your business judgment. In addition, any activity that involving the misuse of material non-public information by the Firm or its employees must be avoided and is prohibited.

I.    GIFTS AND ENTERTAINMENT

Gifts may be given and accepted only in accordance with normally accepted business practices and if they do not raise the question of impropriety. A question of impropriety may be raised if a gift inappropriately influences or gives the appearance of inappropriately influencing the recipient.

Supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

      1. Gifts - No Supervised Person may receive any gift, service, or other thing with a value of greater than $100 from any person or entity that does business with or on behalf of the Firm without approval from the CCO. No Supervised Person may give or offer any gift with a value of more than $100 to existing clients, prospective clients, or any entity that does business with or on behalf of the Firm without pre-approval by the CCO.

      No Supervised Person may give or accept cash gifts or cash equivalents to or from a Client, prospective client, or any entity that does business with or on behalf of the Firm.

      Employees are prohibited from soliciting for themselves or the Firm gifts or anything of value or otherwise using their position with the Firm inappropriately to obtain anything of value from a Client, supplier, or person to whom the employee refers business, or any other entity with which the Firm does business. An inappropriate benefit would include the receipt of any intended benefit for oneself or any other individual or organization except a benefit for a Client or the Firm, as appropriate.

      2. Entertainment - No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Employees may provide or accept a business entertainment event, such as a dinner, of reasonable value, if the person or entity providing the entertainment is present.

      Employees are required to report on a quarterly basis the receipt of any business entertainment where the employee believes the value may exceed $200 per recipient. Non-partner employees must seek pre-approval for certain types of business entertainment prior to accepting such entertainment. Employees are permitted to accept business entertainment such as meals and beverages without receiving prior approval so long as that entertainment is neither so frequent nor so extensive as to raise any question of propriety. Any entertainment other than meals or beverages received by non-partner employees should be pre-approved whenever possible. In those circumstances where the entertainment is provided as part of a conference and pre-approval is impractical then the employee must report the entertainment after the event. Employees may not accept transportation to events or lodging. Any occasions where transportation or lodging might be provided must be reported to compliance.

II.  INSIDER TRADING

Supervised persons are prohibited from trading in a security, either personally or on behalf of others, while in possession of material, nonpublic information on that security and are prohibited from communicating material nonpublic information to others in violation of the law. The term "material nonpublic information" relates not only to issuers but also to the firm's securities recommendations and client securities holdings and transactions.

If you believe that you could have information that might be considered material non-public information please discuss the information with Compliance or a Firm Partner for help in determining if you do in fact have information that should restrict trading.

      1. Do not purchase or sell related securities on behalf of yourself or others, including Client accounts and

      2. Do not communicate the information inside or outside the Firm, other than to the CCO or a Firm partner.

After the CCO and any involved partner have reviewed the issue, you will be instructed to continue the prohibitions against trading and communications or will be allowed to trade and communicate the information.

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your CCO. Until advised to the contrary by the CCO, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

III.  CONSEQUENCES

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including possible dismissal of the persons involved.

C.    CONDUCT ALL PERSONAL INVESTMENT ACTIVITIES CONSISTENT WITH THIS CODE

I. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. You would, for example, violate this Code if you made a personal investment in a security that might be an appropriate investment for a Client without first considering the security as an investment for Client accounts.

Supervised Persons shall not:

      1. Use knowledge of portfolio transactions made for or contemplated for Clients to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security that is traded by a Client account.

      2. Knowingly take advantage of a corporate opportunity of a Client for personal benefit, or take action inconsistent with such Person's obligations to a Client. All personal securities transactions must be consistent with this Code and must avoid any actual or potential conflict of interest or any abuse of any person's position.

      3. Make any transaction in a Covered Security(3) in anticipation of a Client's transaction (front-running).

      4. Purchase or sell any Covered Security with knowledge of trading or pending trade activity for any Client account.

Prohibitions on the purchase or sale of a security above includes a prohibition on the purchase or sale of related securities such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

II.   PRE-CLEARANCE

      1. No Access Person may buy or sell any Covered Security for an account in which he or she has a Beneficial Interest, without receiving the appropriate pre-approval. Pre-clearance is granted for one business day unless otherwise requested and approved. A separate form must be completed for each security. All trades should be approved by the designated Partner of the Firm and the Compliance Department. The approval of either of these individuals may be substituted by another partner of the firm or other designated investment personnel if the primary reviewers are unavailable. Regardless of reason, if the compliance file lacks a written approval, the trade is deemed not to have been approved. The original signed approval form must be returned to Compliance and you should keep a copy for your records as well. Pre-clearance is not required

--------------------
(3) "COVERED SECURITY" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act. The term "covered security" is very broad and includes items such as:
Options on securities, limited partnerships, foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

      for trades in accounts that include proprietary assets that are managed by the Firm and maintained in the Firm's portfolio accounting system. Pre-clearance is required to purchase or sell an interest in such an account but not for the ongoing trades that occur in the account.

      2. No Supervised Person may redeem shares of a Fund within thirty 30 calendar days of a purchase of the same Fund without having first obtained pre-clearance for the redemption. Employees may take advantage of an automatic payroll deduction to purchase shares of a Fund. They are reminded that redeeming shares of the same Fund will likely require pre-clearance.

      3. Initial Public Offerings - Access Persons are prohibited from acquiring any securities in an initial public offering without first obtaining pre-clearance.

      4. Limited or Private Offerings - Access Persons are required to obtain prior approval of any acquisition of securities in a limited offering such as a private placement. Employees should keep in mind that private placements might include things such as a country club membership that may not on first inspection seem like reportable items.

      5. Blackout periods - Employee trading is typically subject to a blackout period of 7 days prior to and after a block trade with the following exception: an employee trade may be approved after the client block if both the block and employee trade are on the same side of the market. This means that an employee can buy a security after all client purchases are executed but cannot sell shares after clients have purchased shares. Accounts traded by the Firm that include proprietary assets are permitted to trade at the same time as institutional client accounts as part of the institutional block of accounts.

III.  DISCLAIMER OF BENEFICIAL OWNERSHIP

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

IV.   PRE-CLEARANCE EXEMPTIONS

The following security types are exempted from the pre-clearance requirements of the code but must be reported quarterly:

      1. Purchases, sales or other transactions effected in any account over which such person has no direct or indirect influence or control (such as an account managed by a third party);

      2. Purchases or sales pursuant to an automatic investment plan

      3. Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

      4. Acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

      5. Open end mutual funds other than the sale of mutual funds advised or sub-advised by the firm;

      6. Closed end mutual funds including Exchange Traded Funds (commonly known as ETFs);

      7. Unit Investment Trusts;

      8. Exchange traded funds that are based on a broad-based securities index;

      9. Futures and options on currencies or on a broad-based securities index;

      10. Any fixed income securities transactions, or series of related transactions effected over a 30 calendar day period, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such securities by any Fund.

V.    REPORTING

Access Persons of the Adviser shall submit reports attached as Exhibits A-D to the CCO (or his or her delegate) showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed as non-covered securities.:

      1. INITIAL HOLDINGS REPORT. On the form provided as Exhibit A every Access Person must report to the CCO no later than 10 days after that person becomes an Access Person, the covered securities that they own and the location of their accounts.

      2. QUARTERLY REPORTS. Quarterly securities transaction reports provided as Exhibits B and C shall be made by every Access Person no later than 10 days after the end of each calendar quarter. The forms shall contain information regarding the transactions executed during the period and any new accounts established during the period.

      3. ANNUAL REPORTS. Every Access Person must annually report to the CCO on the form provided in Exhibit D (or similar form), no later than 30 days after the end of each calendar year a listing of their covered security holdings and the name of the custodian of the assets, if applicable. The information provided must be current as of a date no more than 30 days before the report is submitted).

      4. DUPLICATE COPIES. Each Access Person shall arrange that their broker or custodian send copies of confirms and statements showing all covered securities to the Compliance Post Office Box., This requirement also may be waived by the Compliance Officer in certain situations when the Compliance Officer determines that duplicate copies are unnecessary.

A Form of Brokerage Letter is attached as Exhibit E. In order to help ensure that duplicate brokerage confirmations are received for all accounts pertaining to an Access Person, the Access Person is required to complete and send a brokerage letter similar to Exhibit E annually to each brokerage maintaining an account on behalf of the Access Person.

VI.   REPORTING EXCEPTIONS (NON-COVERED SECURITIES)

No reports are required to be filed on the following:

      1. Transactions pursuant to an automatic investment plan such as a dividend reinvestment plan;

      2. Money Market instruments;

      3. Direct Obligations of the US government;

      4. Shares of unaffiliated open end mutual funds (i.e. mutual funds not managed by the Firm).

A Supervised Person must make a quarterly transaction report even if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Department. But the report need not duplicate the information contained in the confirmations or account statements that the Firm holds in its records, provided that the Firm receives those confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place. A Supervised Person is required to report details of their purchases and sales of accounts managed by the firm but are not required to provide information regarding the underlying securities or trading for such accounts that are managed by the Firm.

D.    COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

The standards that guide our Firm and our industry cannot be upheld without knowledge of the applicable rules and regulations in place to protect and guide. While the standards and supporting policies and procedures outlined in this document will help guide you, it is your responsibility to know and comply with applicable state and federal securities laws.

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

      1. To defraud such client in any manner;

      2. To mislead such client in any manner;

      3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

      4. To engage in any manipulative practice with respect to such client; or

      5. To engage in any manipulative practice with respect to securities, including price manipulation.

Rule 17j-1 under the 1940 Act and Rule 204 A -1 under the Advisers Act (collectively the "Rules") require that the Firm and the Fund adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined herein) from engaging in any act, practice or course of business prohibited by the Rules. Accordingly, this Code has been adopted to ensure that those who have knowledge of portfolio transactions or other confidential Client information will not be able to act thereon to the disadvantage of the Firm's Clients. This Code is also designed to meet certain records requirements under the Advisers Act, as amended. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Firm and persons connected with the Firm.

You are required as a condition of employment to uphold all federal securities laws. Policies and procedures throughout this Code as well as the Firm's compliance manuals support this fundamental standard.

II.   ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.    CONDITION OF EMPLOYMENT OR SERVICE

Compliance with the Code and applicable federal securities laws shall be a condition of employment or continued affiliation with the Fund or the Firm. Conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, reprimand, restriction on activities, personal fines, disgorgement, termination of employment or removal from office. All Supervised Persons shall receive a copy of this Code and any amendments and shall certify annually, and with each update of this Code, that they have read and agree to comply with it in all respects and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

B.    TRAINING AND EDUCATION

Procedures for informing Supervised Persons about the Code will help to foster our shared values and avoid inadvertent violations. The Compliance Department will ensure that Supervised Persons have training and education regarding the Code. Training will occur periodically, but no less frequently than annually. All Supervised Persons are required to attend any training sessions and read any applicable materials. The Compliance Department will provide you with a copy of the Code to be certified (i) within ten (10) days of first becoming a Supervised Person, (ii) annually, and (iii) whenever the Code is materially updated.

C.    REPORTING OF VIOLATIONS

      I. EMPLOYEE REPORTING OF VIOLATIONS

      Supervised Persons who become aware of any violation of the Code must report the violation to the CCO. If the CCO appears to be involved in the wrongdoing, the report may be made to a partner of the Firm. Examples of violations of the Code include, but are not limited to, any violation of any section herein; applicable laws, rules, regulations; fraud or illegal acts involving any aspect of the Firm's business; material misstatements in the Firm's regulatory filings, internal books and records, Client records or reports; and deviations from required controls and procedures that safeguard Clients.

      Any individual who wishes to report violations of the Code may choose to do so anonymously. Complaints submitted anonymously must be done either in writing or email and may be submitted in a confidential envelope addressed to the CCO.

      All reports of violations will be investigated promptly and appropriately. Retaliation against an individual who reports any violation in good faith will not be tolerated and will at a minimum constitute a further violation of the Code.

      II. REPORTS TO THE BOARD OF THE FUND

      Quarterly, the Fund and the Adviser must provide a written report to the Board of Trustees that describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. At least annually, the report will also certify to the Board of Trustees that the Fund and Adviser each have adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code. The report should also include significant conflicts of interest that arose involving the Fund and Adviser's personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Fund will report to the Board if a portfolio manager is a director of a company whose securities are held by the Fund.

D.    REVIEW AND AMENDMENTS OF THE CODE

At least annually, the CCO will review the adequacy of the Code and the effectiveness of its implementation. The Compliance Department will provide each Supervised Person, Disinterested Trustee and Associated Person with a copy of the Code (i) when they are first determined to be a Supervised Person, Disinterested Trustee or Associated Person, (ii) annually and (iii) after any material changes.

Any material changes to this Code will be submitted to the Board of Trustees of the Funds for approval within six months of such change. Examples of changes that are not to be considered material are formatting, and updates to the Table of Contents or any Appendix to the Code unless otherwise required by applicable law.

E.    EXCEPTIONS TO THE CODE

The CCO (subject to review by the Firm Partners) shall have the authority to exempt any person or class of persons, or transaction or class of transactions, from any portion of this Code and to adopt interpretive positions with respect to any provision of this Code. Any such action shall be based on a good faith determination that (i) such exemption or interpretation is consistent with the fiduciary principles set forth in this Code and applicable federal laws; and
(ii) the likelihood of any abuse of the Code as a result of such exemption or interpretation is remote.

F.    EXTERNAL REPORTS

The CCO must provide the boards of any investment company Clients with an annual report describing any issues under the Code. This report must include a discussion of any material violations of Code and whether there were any waivers granted that might be considered important by the investment company Clients.

G.    REVIEW OF EMPLOYEE TRADING RECORDS

The Compliance Officer (or his or her delegate) shall from time to time review the reported personal securities transactions of Access Persons for compliance with the requirements of this Code of Ethics. If the Compliance Officer (or his or her delegate) determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the matter in question.

H.    ENFORCEMENT

If any violation of this Code of Ethics is determined to have occurred, the Compliance Officer (or the Board of Directors of the Adviser, if they so choose) may impose sanctions and take such other actions as he or she deems appropriate, including, among other things, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Fund for the benefit of its shareholders or given to a charity, as the Compliance Officer (or Board of Directors of the Adviser) shall determine is appropriate.

If the Compliance Officer (or his or her delegate) determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation and any enforcement action taken to the Chairman of the Board of Directors of the Adviser and either the Trust's Review Officer or the Chairman of the Trust's Board of Trustees.

No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself.

I.    REPORTING TO THE TRUST'S REVIEW OFFICER

At least quarterly, the Compliance Officer (or his or her delegate) shall furnish the Trust's Review Officer with a report with respect to any violations of this Code of Ethics or the Trust's Code of Ethics, any procedures or sanctions imposed in response to the violations and such other information as may be requested by the Trust's Review Officer.

J.    RECORDS

The Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or the Trust's Board of Trustees.

      1. A copy of this Code of Ethics and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

      2. A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

      3. A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be preserved by the Adviser for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

      4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

      5. A copy of each report under Section V.C of this Code of Ethics to the Trust's Board of Trustees shall be preserved by the Adviser for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

      6. The Adviser shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section IV.C and D of this Code of Ethics for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

      7. Any other information as may be required by Rules 17j-1(f) and 204A-1.

K.    CONFIDENTIALITY

All reports of securities transactions and any other information filed with the Adviser pursuant to this Code of Ethics, shall be treated as confidential, except that the same may be disclosed to the Board of Directors of the Adviser, the Trust's Board of Trustees, to any regulatory or self-regulatory authority or agency upon its request, or as required by law or court or administrative order.

L.    QUESTIONS ABOUT THIS CODE

Questions regarding this Code should be addressed to the Compliance Department.

III.  DEFINITIONS

"ACCESS PERSON" means (i) any director, trustee or officer of the Firm; (ii) any employee of the Firm or an Associated Person of the Firm who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (iii) any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Clients with regard to the purchase or sale of Covered Securities by a Client.

"ASSOCIATED PERSON" means any person who is not an employee of the Firm but performs services on behalf of the Firm and who is deemed to be an Access Person or Limited Access Person as determined by the Chief Compliance Officer.

"LIMITED ACCESS PERSON(S)" means: any employee of the Firm or any Associated Person of the Firm who is not an Access Person under this Code.

"SUPERVISED PERSON(S)" means collectively Access Person and Limited Access Persons.

"BENEFICIAL OWNERSHIP" encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect economic benefit from the ownership of a security. It also includes securities held by members of a person's immediate family or similar type relationship sharing the same household; provided, however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships or any other person with whom the employee is currently making their home. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

"CLIENT" means each investment advisory client of the Adviser including, without limitation, the Funds.

"CONTROL" means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company.

"COVERED SECURITY" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Investment Advisers Act. The term "covered security" is very broad and includes items such as:
Options on securities, limited partnerships, foreign unit trusts and foreign mutual funds; and private investment funds, hedge funds, and investment clubs.

"INVESTMENT   PERSONNEL"  means:   Portfolio  managers,   portfolio  assistants,
securities analysts, and traders.

"NON-COVERED SECURITY" shall mean those securities not included in the definition of Covered Securities, such as: (a) direct obligations of the Government of the United States, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including  repurchase  agreements,  (c)  shares  issued by money  market  funds,
(d) shares of open-end mutual funds
that are not advised or sub-advised by Gardner Lewis Asset Management, (e) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by Gardner Lewis Asset Management.

"REVIEW OFFICER" means the Trust Review Officer with respect to the Trust's Code of Ethics.

"TRUST'S CODE OF ETHICS" means that certain code of ethics of the Trust, as amended from time to time.

A "LIMITED OFFERING" means an offering such as a private placement or limited partnership that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

An "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

A "SECURITY HELD OR TO BE ACQUIRED" means: (1) any security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is or has been considered by the Adviser or the Funds for purchase by the Funds; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

                                    EXHIBIT A
                                    ---------

                        GARDNER LEWIS ASSET MANAGEMENT LP

                             INITIAL HOLDINGS REPORT

To the Compliance Officer:

      As of the below date, I held the following position in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Gardner Lewis Asset Management LP's Code of Ethics:

--------------------------------------------------------------------------------
                                                                BROKER/DEALER OR
                                  NO. OF     PRINCIPAL             BANK WHERE
SECURITY OR ACCOUNT NAME*         SHARES      AMOUNT             ACCOUNT IS HELD
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

*     All accounts must be listed (including Non-Covered Securities).

      This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:  ____________________________        Signature:  _________________________

                                           Print Name: _________________________

                                    EXHIBIT B
                                    ---------

                        GARDNER LEWIS ASSET MANAGEMENT LP

                          SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended: ________________________
                                  (mo./day/yr.)

To the Compliance Officer:

      During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Gardner Lewis Asset Management LP's Code of Ethics:

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        BROKER/
                                                                                                                       DEALER OR
                                                                                        NATURE OF                        BANK
            SECURITY                                                  PRINCIPAL        TRANSACTION                      THROUGH
     (INCLUDING INTEREST AND           DATE OF         NO. OF         AMOUNT OF         (PURCHASE,                       WHOM
     MATURITY DATE, IF ANY)          TRANSACTION       SHARES        TRANSACTION       SALE, OTHER)       PRICE        EFFECTED
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

      This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:  ____________________________        Signature:  _________________________

                                           Print Name: _________________________

                                    EXHIBIT C
                                    ---------

                        GARDNER LEWIS ASSET MANAGEMENT LP

                          ACCOUNT ESTABLISHMENT REPORT

For the Calendar Quarter Ended: ______________________
                                     (mo./day/yr.)

To the Compliance Officer:

      During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and is required to be reported pursuant to Gardner Lewis Asset Management LP's Code of Ethics:

        -------------------------------------------------------------
             BROKER/DEALER OR
                BANK WHERE                               DATE
               ACCOUNT WAS                            ACCOUNT WAS
               ESTABLISHED                            ESTABLISHED
        -------------------------------------------------------------

        -------------------------------------------------------------

        -------------------------------------------------------------

        -------------------------------------------------------------

        -------------------------------------------------------------

        -------------------------------------------------------------

Date:  ____________________________        Signature:  _________________________

                                           Print Name: _________________________

                                    EXHIBIT D
                                    ---------

                        GARDNER LEWIS ASSET MANAGEMENT LP

                             ANNUAL HOLDINGS REPORT

To the Compliance Officer:

      As of December 31, ______, I held the following positions in securities in which I may be deemed to have a direct or indirect Beneficial Ownership, and which are required to be reported pursuant to Gardner Lewis Asset Management LP's Code of Ethics:

--------------------------------------------------------------------------------
                                                               BROKER/DEALER OR
 SECURITY OR ACCOUNT          NO. OF       PRINCIPAL              BANK WHERE
        NAME*                 SHARES        AMOUNT              ACCOUNT IS HELD
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

*     All accounts must be listed (including Non-Covered Securities).

      This report is not an admission that I have or had any direct or indirect Beneficial Ownership in the securities listed above.

Date:  ____________________________        Signature:  _________________________

                                           Print Name: _________________________

                                    EXHIBIT E
                                    ---------

                            FORM OF BROKERAGE LETTER

[Date] [Broker Name]
[Address]

RE:   ACCOUNT NO. __________________________ ACCOUNT NAME _____________________

Dear [Name]

As of [Date], please send to [ ], a duplicate confirmation of each transaction in the above-named account and the monthly brokerage account statement for the above-named account. Please mail the confirmations and account statements to:

                           [  ]
                           [  ]
                           [  ]
                           Attention: Compliance Officer

Thank you for your prompt attention to this matter.

Sincerely,


[Name]

cc: Compliance Officer

                                    EXHIBIT F
                                    ---------

                        ANNUAL CERTIFICATE OF COMPLIANCE

                  AMENDED AND RESTATED ADVISER'S CODE OF ETHICS
                      FOR GARDNER LEWIS ASSET MANAGEMENT LP

_________________________
Name (please print)

      This is to certify that the attached Code of Ethics and the Insider Trading Policy addendum was distributed to me. I have read and understand the Code of Ethics, and I understand my obligations thereunder. I certify that I have complied with the Code of Ethics during the course of my association with Gardner Lewis Asset Management LP, and that I will continue to do so in the future. Moreover, I agree to promptly report to the Compliance Officer any violation or possible violation of the Code of Ethics of which I become aware.

      I understand that violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

_____________________________________
Signature

_____________________________________
Date

                                    EXHIBIT G
                                    ---------

                             ANNUAL CERTIFICATION OF
                        GARDNER LEWIS ASSET MANAGEMENT LP

      The  undersigned  hereby  certifies  on  behalf  of  Gardner  Lewis  Asset
Management LP to the Board of Trustees of Gardner Lewis Investment Trust pursuant to Rule 17j-1(c)(2)(B) under the Investment Company Act of 1940, and pursuant to Section VI.C(2) of Gardner Lewis Asset Management LP's Code of Ethics, that Gardner Lewis Asset Management LP has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Date:  ______________________               ____________________________________
                                                     Compliance Officer